Exhibit 99.1

South Plains Financial, Inc. Announces the Acquisition of West Texas State Bank in Odessa, Texas

LUBBOCK, Texas, July 25, 2019 (GLOBE NEWSWIRE) – South Plains Financial, Inc. (NASDAQ: SPFI) (“South Plains” or the “Company”), the parent company of City Bank, today announced the entry into a merger agreement with West Texas State Bank, Odessa, Texas (“WTSB”), whereby South Plains will acquire WTSB in an all cash transaction valued at $76.1 million.  As a result of the transaction, WTSB will be merged with and into SPFI’s wholly-owned banking subsidiary, City Bank, with City Bank continuing as the surviving bank.  As of June 30, 2019, WTSB had $429 million in assets, $205 million in loans, and $376 million in deposits.

The transaction strengthens South Plains’ position as a leading Texas community bank with 26 branches and 13 mortgage production offices across Texas, while expanding its geographic footprint into the Permian Basin, including the Midland and Odessa MSAs.  Upon closing, South Plains will have approximately $3.2 billion in assets, $2.1 billion in loans and $2.7 billion in deposits, based on the balance sheets of South Plains and WTSB as of June 30, 2019.

Curtis Griffith, Chairman and Chief Executive Officer of South Plains, commented, “We are pleased to announce the Company’s acquisition of WTSB, an exciting first step in our expansion into new West Texas communities and an important milestone since completing our IPO in May.  WTSB shares a similar culture as South Plains with a longstanding commitment to their employees, customers and the communities that they serve, which creates a perfect union.  Additionally, the merger will leverage our existing infrastructure which will provide scale benefits as we strive to deliver value for all of our stakeholders.  We look forward to welcoming WTSB’s employees and customers to South Plains.”

Jay Phillips, Chairman and Chief Executive Officer of WTSB, said, “We are excited to join a successful, community-focused organization that is recognized for their customer service, dedication to their employees, and their financial commitment to their local communities.  We are proud to join an organization with a true understanding of the independent spirit of West Texas and we look forward to working with South Plains and their management team to make the completion and integration of our companies a success.”

Cory Newsom, President of South Plains, stated, “We believe that our partnership with WTSB is an efficient use of the capital raised in the Company’s recently-completed IPO.”

The merger agreement has been unanimously approved by the boards of directors of South Plains, City Bank and WTSB, and is subject to customary closing conditions, including the approvals of bank regulatory agencies and WTSB’s shareholders.  The merger is expected to close in the fourth quarter of 2019.

Keefe, Bruyette & Woods, A Stifel Company, served as financial advisor to South Plains and Hunton Andrews Kurth LLP served as South Plains’ legal advisor.  Piper Jaffray & Co. served as financial advisor to WTSB and Alston & Bird LLP served as WTSB’s legal advisor.

About South Plains Financial, Inc.

South Plains is the bank holding company for City Bank, a Texas chartered bank headquartered in Lubbock, Texas.  City Bank is one of the largest independent banks in West Texas and has additional banking operations in the Dallas and El Paso markets, as well as in the Greater Houston, and College Station Texas markets, and the Ruidoso and Eastern New Mexico markets.  South Plains provides a wide range of commercial and consumer financial services to small and medium-sized businesses and individuals in its market areas.  Its principal business activities include commercial and retail banking, along with insurance, investment, trust and mortgage services.  Please visit https://www.spfi.bank for more information.

Forward Looking Statements

This press release contains forward-looking statements.  These forward-looking statements reflect South Plains’ current views with respect to, among other things, the completion of its acquisition of WTSB.  Any statements about South Plains’ expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking.  These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases.  South Plains cautions that the forward-looking statements in this press release are based largely on South Plains’ expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond South Plains’ control.  Additional information regarding these risks and uncertainties to which South Plains’ business and future financial performance are subject is contained in South Plains’ Prospectus filed with the U.S. Securities and Exchange Commission (“SEC”), dated May 8, 2019 (“Prospectus”), and other documents South Plains files with the SEC from time to time.  South Plains urges readers of this press release to review the Risk Factors section of that Prospectus and the Risk Factors section of other documents South Plains files with the SEC from time to time.  Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements due to additional risks and uncertainties of which South Plains is not currently aware or which it does not currently view as, but in the future may become, material to its business or operating results.  Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release.  Any forward-looking statements presented herein are made only as of the date of this press release, and South Plains does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, new information, the occurrence of unanticipated events, or otherwise, except as required by law.

Contact:	Mikella Newsom, Chief Risk Officer and Secretary
investors@city.bank
(806) 792-7101

Source:	South Plains Financial, Inc.